First Chester County Corporation Elects Not to Participate in

U.S. Treasury Capital Purchase Program;

Cancels Special Meeting of Shareholders

First Chester County Corporation, the parent company of First National Bank of Chester County, announced late Friday, that it has decided not to participate in the U.S. Department of the Treasury’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008. FCCC had disclosed last month that it had received preliminary approval to receive up to $25 million of capital through this Program. In light of this decision, FCCC canceled the Special Meeting of Shareholders previously scheduled for Wednesday, March 18, 2009.

“In October, the Corporation applied to participate in the Capital Purchase Program. After our application was filed, the rules and regulations of the program changed in a manner that would restrict the way we support our shareholders, customers, employees and communities,” said John A. Featherman, III, Chairman of the Board of the Corporation. “These new rules and regulations did not distinguish between healthy financial institutions and institutions that required funding to maintain operations. First Chester County Corporation is well capitalized by regulatory standards and has adequate access to capital to operate without the Capital Purchase Program funds.”

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has over 23 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations, and community service groups throughout the Chester, Montgomery, Delaware, Lancaster and Cumberland counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. Mortgage services are provided by American Home Bank, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.